Exhibit 10 (xvii)
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     RESTATEMENT OF EMPLOYMENT AGREEMENT (the “Agreement”) by and between The Stanley Works, a Connecticut corporation (the “Company”), and John F. Lundgren (the “Executive”), dated December 10, 2008 (the “Execution Date”) and effective as of the Effective Date (as defined in Section 1 below).
WITNESSETH:
     WHEREAS, the Company and the Executive entered into an Employment Agreement dated February 3, 2004 (the “Prior Agreement”) pursuant to which the Executive agreed to provide service to the Company and the Company agreed to provide certain compensation and benefits to the Executive;
     WHEREAS, after the Effective Date, section 409A was added to the Internal Revenue Code of 1986, as amended (the “Code”); and
     WHEREAS, the Company and Executive mutually desire to amend and completely restate the Prior Agreement to comply with the requirements of section 409A of the Code and any proposed, temporary or final regulations, or any other guidance, promulgated with respect to section 409A by the U.S. Department of Treasury or the Internal Revenue Service (“Section 409A”).
     NOW, THEREFORE, it is hereby agreed as follows:
1. TERM. The term of employment of the Executive by the Company hereunder (the “Term”) commenced on March 1, 2004 (the “Effective Date”), and shall continue until the occurrence of a Date of Termination (as defined in Section 4 below).
2. POSITION AND DUTIES; LOCATION.
     (a) During the Term, the Executive shall serve as the Chief Executive Officer and Chairman of the Company with such duties and responsibilities as are customarily assigned to such positions, and such other duties and responsibilities commensurate therewith as may from time to time be assigned to him by the Board of Directors of the Company (the “Board”). The Executive shall report solely to the Board. Effective as of the Effective Date, the Executive was appointed to the Board and elected as Chairman of the Board. At the Company’s request, upon termination of the Executive’s employment with the Company for any reason, the Executive shall (1) promptly resign from the Board and from all other positions the Executive then holds as an officer or member of the board of directors of any of the Company’s subsidiaries or affiliates and (2) execute any and all documentation of such resignations.
     (b) During the Term, the Executive shall devote his full business time and effort to the performance of his duties hereunder. It shall not be considered a violation of the foregoing for the Executive to manage his personal investments or, subject to the approval of the Board, to serve on corporate, industry, civic or charitable boards or committees, so long as such activities do not significantly interfere with the performance of the Executive’s duties hereunder.

     (c) During the Term, the Executive shall be based at the Company’s principal headquarters in New Britain, Connecticut, except for travel reasonably required for the performance of the Executive’s duties hereunder.
3. COMPENSATION AND BENEFITS.
     (a) BASE SALARY. As of the Execution Date, the Executive’s annual base salary is $1,050,000. The Annual Base Salary (as defined below) shall be payable in accordance with the Company’s regular payroll practice for its senior executives, as in effect from time to time. During the Term, the Annual Base Salary shall be reviewed at least annually by the Compensation and Organization Committee of the Board (the “C&O Committee”) for possible increase. Any increase in the Annual Base Salary shall not limit or reduce any other obligation of the Company under this Agreement. Once increased, the Annual Base Salary shall not thereafter be decreased, except pursuant to across-the-board salary reductions similarly affecting all senior Company executives. The term “Annual Base Salary” shall refer to the Annual Base Salary as in effect from time to time.
     (b) ANNUAL CASH BONUS. For each fiscal year of the Company during the Term, the Executive shall participate in the Company’s Management Incentive Compensation Plan, as amended, or any successor plan thereto (the “MICP”). The Executive’s annual target bonus opportunity pursuant to the MICP shall equal 100% (the “Target Annual Bonus Percentage”) of the Annual Base Salary in effect for the Executive at the beginning of such fiscal year, with a maximum potential award equal to 200% of such Annual Base Salary. Any cash bonuses payable to the Executive will be paid at the time the Company normally pays such bonuses to its senior executives in accordance with the terms of the MICP.
     (c) OTHER BENEFITS. While the Executive is employed during the Term: (i) the Executive shall be entitled to participate in all tax-qualified and non-qualified savings, employee stock ownership, employee stock purchase, deferred compensation and retirement and supplemental retirement plans that are generally made available to the Company’s senior officers, and shall be entitled to participate in all fringe benefit and perquisite practices, policies and programs of the Company made available to the senior officers of the Company or to its Chief Executive Officer, including but not limited to the Company’s executive car program, financial planning services, executive life insurance program, executive long-term disability program and executive physical program (provided that in each case, such participation shall be no less favorable than that available to senior officers of the Company); (ii) the Executive and/or the Executive’s eligible dependents, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company, including, any medical (with COBRA equivalent premiums paid on a gross-up basis during any waiting period that is not waived), flexible spending, prescription, dental, short- and long-term disability, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs to the same extent, and subject to the same terms and conditions, as are made available to the senior officers of the Company; and (iii) the Executive shall be eligible to receive, on terms and conditions no less favorable than those generally made available to the other senior officers of the Company, ongoing equity grants and other long-term incentives (in addition to those specified above) as may be determined by the C&O Committee from time to time.

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     (d) VACATION. The Executive shall be entitled to four (4) weeks paid vacation per year.
     (e) EXPENSES. The Company shall pay or reimburse the Executive for reasonable out-of-pocket expenses incurred by the Executive during the Term in the performance of the Executive’s services under this Agreement, in accordance with Company policy for its senior executives and subject to the Reimbursement Rules (as defined in Section 4(e) below).
     (f) CHANGE IN CONTROL SEVERANCE AGREEMENT. On the Execution Date, the Executive and the Company entered into an Amended and Restated Change in Control Severance Agreement attached hereto as Exhibit C.
     (g) PENSION MAKE-WHOLE. The Company shall provide the Executive with a supplemental retirement benefit to make the Executive whole for the retirement benefits he would reasonably expect to receive from Executive’s prior employer (the “Prior Employer”) had he continued his employment with the Prior Employer (the “Pension Make-Whole”). Such benefit will be calculated based on the Executive’s compensation from the Prior Employer, for 2003, projected forward at an assumed rate of increase of 5% per year during his employment with the Company. The Pension Make-Whole benefit shall be calculated and paid, as provided in Exhibit D attached hereto, subject to the offsets described in said Exhibit D.
     (h) INDEMNIFICATION. To the fullest extent permitted by the Company’s certificate of incorporation and by-laws, or, if greater, by the laws of the State of Connecticut, the Company shall promptly indemnify and hold harmless the Executive for all amounts (including, without limitation, judgments, fines, settlement payments, losses, damages, costs, expenses (including reasonable attorneys’ fees), ERISA excise taxes, or other liabilities or penalties and amounts paid or to be paid in settlement) incurred or paid by the Executive in connection with any action, proceeding, suit or investigation (the “Proceeding”) to which the Executive is made a party, or is threatened to be made a party, by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, programs or arrangements, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity. Such indemnification shall continue even if the Executive has ceased to be a director, employee or agent of the Company or other affiliated entity and shall inure to the benefit of the Executive’s heirs, executors and administrators. The Company shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within fifteen (15) calendar days after receipt by the Company of a written request from the Executive for such advance. Such request shall include an undertaking by the Executive to timely repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses. The Company also agrees to maintain a director’s and officers’ liability insurance policy covering the Executive to the extent the Company provides such coverage for its other senior executive officers. Following the Term, the Company shall continue to maintain a directors’ and officers’ liability insurance policy for the benefit of the Executive which is no less favorable than the policy covering other senior officers of the Company.

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     (i) RETIREE MEDICAL. So long as the Executive’s employment hereunder has not been terminated by the Company for Cause (as defined in Section 4(b) below) or been voluntarily terminated by the Executive within two (2) years following the Effective Date other than for Good Reason (as defined in Section 4(c) below), the Company shall ensure that the Executive and his eligible dependents shall have access to retiree medical insurance coverage from a reputable carrier until the Executive shall first become eligible for Medicare (or in the event of his death, until he would have first become eligible). Such coverage shall be on terms and conditions no less favorable than generally made available to other Company retirees (or if there are no other such retirees, on terms and conditions no less favorable than in effect immediately prior to Date of Termination). The cost of such coverage shall be borne solely by the Executive (or in the event of his death, his eligible dependents), except to the extent that the Company generally bears such costs for its senior executives, in which case, such payment or reimbursement by the Company shall be subject to the Reimbursement Rules, if applicable.
4. TERMINATION OF EMPLOYMENT.
     (a) DEATH OR DISABILITY. The Executive’s employment shall terminate automatically upon the Executive’s death during the Term. The Company shall be entitled to terminate the Executive’s employment because of the Executive’s Disability during the Term. “Disability” means that the Executive is disabled within the meaning of the Company’s long-term disability policy for salaried employees (or any successor thereto) or, if there is no such policy in effect, that (i) the Executive has been substantially unable, for 120 business days within a period of 180 consecutive business days, to perform the Executive’s duties under this Agreement, as a result of physical or mental illness or injury, and (ii) a physician selected by the Company and the Executive or the Executive’s legal representative has determined that the Executive is totally and permanently disabled. In the event that the Executive and the Company cannot agree as to a physician to make such a determination, each shall appoint a physician and those two (2) physicians shall select a third who shall make such determination in writing. A termination of the Executive’s employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Time”), unless the Executive returns to full-time performance of the Executive’s duties before the Disability Effective Time. Notwithstanding the foregoing, in the event that as a result of absence because of mental or physical incapacity the Executive incurs a “separation from service” within the meaning of such term under Section 409A, the Executive shall on such date automatically be terminated from employment because of Disability.
     (b) TERMINATION BY THE COMPANY. The Company may terminate the Executive’s employment during the Term for Cause or without Cause.
          (i) “Cause” is defined as (A) the Executive’s willful and continued failure to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness) that has not been cured within thirty (30) calendar days after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties, (B) the willful engaging by the Executive in conduct

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which is demonstrably and materially injurious to the Company or its affiliates, (C) the Executive’s conviction of (or plea of nolo contendere to) any felony or any other crime involving dishonesty, fraud or moral turpitude, (D) any violation of the Company’s policies relating to compliance with applicable laws that has a material adverse effect on the Company or its affiliates or (E) the Executive’s breach of any restrictive covenant set forth in Section 8 hereof. For purposes of clauses (A) and (B) of this definition, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his act, or failure to act, was in the best interest of the Company.
          (ii) A termination of the Executive’s employment for Cause shall not be effective unless it is accomplished in accordance with the following procedures. The Board shall give the Executive written notice (“Notice of Termination for Cause”) of its intention to terminate the Executive’s employment for Cause, setting forth in detail the specific conduct (including any failure to act) of the Executive that it considers to constitute Cause, and proposing the date, time and place (which, in each case, shall be subject to the Executive’s approval; provided that such approval shall not be unreasonably withheld) of the Special Board Meeting for Cause. The “Special Board Meeting for Cause” means a meeting of the Board called and held specifically and exclusively for the purpose of considering the Executive’s termination for Cause, that takes place not less than forty-five (45) business days after the Executive receives the Notice of Termination for Cause. The Board shall provide the Executive an opportunity, together with counsel, to be heard at the Special Board Meeting for Cause. The Executive’s termination for Cause shall be effective when and if a resolution is duly adopted at the Special Board Meeting for Cause stating that, in the good faith opinion of a majority of the Board (other than the Executive), the Executive’s conduct constitutes Cause under this Agreement.
     (c) GOOD REASON. The Executive may terminate employment for Good Reason or without Good Reason.
          (i) “Good Reason” is defined as, without the Executive’s consent, (A) the assignment to the Executive of any duties inconsistent with his status as the Company’s Chief Executive Officer or a material adverse alteration in the nature or status of the Executive’s responsibilities, unless the Company has cured such events within ten (10) business days after the receipt of written notice thereof from the Executive, (B) a reduction in the Executive’s Annual Base Salary or Target Annual Bonus Percentage, except for across-the-board salary reductions similarly affecting all senior Company executives, (C) the relocation of the Company’s headquarters to a location more than thirty-five (35) miles from the location of such headquarters on the Effective Date, (D) the failure of the Executive to be elected or re-elected as Chairman of the Board, or (E) the Company’s election not to renew the Change in Control Severance Agreement.
          (ii) A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”) of the termination, setting forth in reasonable detail the specific

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conduct of the Company that constitutes Good Reason; provided, however, that no termination by the Executive shall be treated as a termination for Good Reason unless the Notice of Termination for Good Reason is given within forty-five (45) business days following the date the Executive first has knowledge of the event or circumstance alleged to constitute Good Reason. A termination of employment by the Executive for Good Reason shall be effective fifteen (15) business days following the date when the Notice of Termination for Good Reason is given, unless the event or circumstance constituting Good Reason is remedied by the Company in accordance with the foregoing.
          (iii) A termination of the Executive’s employment by the Executive without Good Reason shall be effected by giving the Company thirty (30) calendar days advance written notice of the termination.
     (d) DATE OF TERMINATION. The “Date of Termination” means the date of the Executive’s death, the Disability Effective Time or the date on which the termination of the Executive’s employment by the Company for Cause or without Cause or by the Executive for Good Reason or without Good Reason is effective. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Section 409A).
     (e) REIMBURSEMENT RULES. The “Reimbursement Rules” means the requirement that any amount of expenses eligible for reimbursement under this Agreement be made (i) in accordance with the reimbursement payment date set forth in the applicable provision of this Agreement providing for the reimbursement or (ii) where the applicable provision does not provide for a reimbursement date, thirty (30) calendar days following the date on which the Executive incurs the expenses, but, in each case, no later than December 31 of the year following the year in which the Executive incurs the related expenses; provided, that in no event shall the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall the Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.
5. OBLIGATIONS OF THE COMPANY UPON TERMINATION.
     (a) OBLIGATIONS ON ANY TERMINATION. If the Executive’s employment hereunder terminates for any reason, then (1) the Company shall pay to the Executive, or his estate, beneficiary or legal representative, as applicable, in a lump sum in cash within ten (10) business days after the Date of Termination, (i) any portion of the Executive’s Annual Base Salary through the Date of Termination that has not yet been paid, (ii) any earned annual bonus that has not been paid (or previously deferred) for any previous fiscal year, and (iii) any amount needed to reimburse the Executive for any unreimbursed business expenses properly incurred by the Executive in accordance with Company policy prior to the Date of Termination and subject to the Reimbursement Rules, (2) the Company shall also pay or provide to the Executive (or the Executive’s estate, beneficiary, or legal representative, as the case may be) all compensation and

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benefits payable to the Executive under the terms of the Company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination, in accordance with the terms of such plans, programs or arrangements, and (3) all of the Executive’s then outstanding equity and incentive compensation awards shall be treated in accordance with the terms of the plans and agreements evidencing such awards. Subject to Section 3(i) hereof, the Company shall also provide the Executive and/or his eligible dependents with access to retiree medical coverage.
     (b) OBLIGATIONS ON A TERMINATION DUE TO DEATH OR DISABILITY. If the Executive’s employment hereunder terminates by reason of death or Disability, then the Company, in addition to making the payments and benefits in Section 5(a), shall pay to the Executive, or his estate, beneficiary or legal representative, as applicable, in a lump sum in cash within thirty (30) business days following the Date of Termination, a pro-rata portion of the Executive’s Target Annual Bonus Percentage of Annual Base Salary for the Company’s fiscal year in which the Date of Termination occurs (the “Pro-Rata Bonus”). The Pro-Rata Bonus shall be calculated by multiplying the Target Annual Bonus Percentage of Annual Base Salary by a fraction, the numerator of which is the number of days in the Company’s fiscal year that have elapsed to the Date of Termination and the denominator of which is the number of days in such fiscal year.
     (c) OTHER THAN FOR CAUSE, DISABILITY, OR DEATH, OR FOR GOOD REASON.
          (i) If, during the Term, the Company terminates the Executive’s employment for any reason other than for Cause, death or Disability, or the Executive terminates his employment for Good Reason, then, in addition to making the payments and providing the benefits pursuant to Section 5(a), subject to Section 5(c)(ii) and Section 5(d), (1) on the sixtieth (60th) day following the Date of Termination, the Company shall pay to the Executive a lump sum in cash equal to two times the sum of (i) the Executive’s Annual Base Salary immediately prior to the Date of Termination plus (ii) the Executive’s Target Annual Bonus Percentage of Annual Base Salary for the fiscal year in which the Date of Termination occurs (“Cash Severance”); (2) provide or arrange to provide the Executive and his eligible dependents, at no greater cost to the Executive than the cost to the Executive immediately prior to the Date of Termination, life, disability, accident and health insurance benefits (the “Health and Welfare Benefits”) no less favorable than those provided to the Executive and his eligible dependents immediately prior to the Date of Termination for twenty-four (24) months following the Date of Termination (the “Continuation Period”), or, if sooner, until he becomes eligible for such benefits from a new employer (and the Executive shall promptly notify the Company of such eligibility from any new employer), but only to the extent that the Executive makes a payment to the Company in an amount equal to the monthly premium payments (both the employee and employer portion) required to maintain such coverage on the first day of each calendar month commencing with the first calendar month following the Date of Termination and the Company shall reimburse the Executive on an after-tax basis for the amount of such premiums, if any, in excess of any employee contributions necessary to maintain such coverage for the Continuation Period and such reimbursement shall comply with the Reimbursement

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Rules; and (3) pay the Executive, on sixtieth (60th) day following the Date of Termination, the Pro-Rata Bonus.
          (ii) In the event that, during the Continuation Period, the Executive shall, without the written consent of the Board, directly or indirectly, as employee, agent, consultant, stockholder, director, manager, co-partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as consultant or advisor to, render services for (alone or in association with any person, firm, corporation or entity), or otherwise assist any person or entity (other than the Company) that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage in any Competitive Business (as defined below), then the Company’s obligations to make any further payments or provide any further benefits under this Section 5(c) shall immediately terminate. “Competitive Business” shall mean any line of business that is substantially the same as any line of any operating business which on the Date of Termination the Company was engaged in or conducting and which during the Company’s preceding fiscal constituted at least 5% of the gross sales of the Company and its subsidiaries. Notwithstanding the foregoing, the Executive may become a partner or employee of, or otherwise acquire an interest in, a stock or business brokerage firm, consulting or advisory firm, investment banking firm or similar organization which, as part of its business, trades or invests in securities of Competitive Businesses or which represents or acts as agent or advisor for Competitive Businesses, but only on condition that the Executive shall not personally render any services in connection with such Competitive Business either directly to such Competitive Business or other persons or to the Executive’s firm in connection therewith.
     (d) SECTION 409A.
          (i) Notwithstanding any provisions of this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Section 409A and determined pursuant to procedures adopted by the Company) at the time of his separation from service and if any portion of the payments or benefits to be received by the Executive upon separation from service would be considered deferred compensation under Section 409A, amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following the Executive’s separation from service (the “Delayed Payments”) and benefits that would otherwise be provided pursuant to this Agreement (the “Delayed Benefits”) during the six-month period immediately following the Executive’s separation from service (such period, the “Delay Period”) shall instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date of the Executive’s separation from service or (ii) Executive’s death (the applicable date, the “Permissible Payment Date”). The Company shall also reimburse the Executive for the after-tax cost incurred by the Executive in independently obtaining any Delayed Benefits (the “Additional Delayed Payments”).

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          (ii) With respect to any amount of expenses eligible for reimbursement under Section 5.1(c), such expenses shall be reimbursed by the Company within thirty (30) calendar days following the date on which the Company receives the applicable invoice from the Executive but in no event later than December 31 of the year following the year in which the Executive incurs the related expenses; provided, that with respect to reimbursement relating to the Additional Delayed Payments, such reimbursement shall be made on the Permissible Payment Date. In no event shall the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall the Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.
          (iii) Each payment under this Agreement shall be considered a “separate payment” and not of a series of payments for purposes of Section 409A.
          (iv) Any Delayed Payments shall bear interest at the United States 5-year Treasury Rate plus 2%, which accumulated interest shall be paid to the Executive on the Permissible Payment Date.
     (e) EXECUTION OF RELEASE. As a condition of receiving any payments for which the Executive otherwise qualifies under Section 5(c)(i), the Executive shall be required to execute, deliver and not revoke, within sixty (60) calendar days following the Executive’s separation from service, the mutual release attached hereto as Exhibit E (the “Release”), such Release to be delivered by the Executive no later than sixty (60) calendar days following the Executive’s separation from service. If the Release has not been executed, delivered and become irrevocable by the Executive within the statutory revocation period, all payments under Section 5(c)(i) shall be forfeited. Notwithstanding the foregoing, if the Company does not execute and deliver the Release to the Executive within two (2) business days following the Executive’s delivery of the Release to the Company, then any requirement for the Executive to execute, deliver and not revoke the Release as a condition of receiving any payments under Section 5(c)(i) will have no effect, and the Executive shall be entitled to receive any payments to which the Executive otherwise qualifies under Section 5(c)(i).
6. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify nor shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Vested benefits and other amounts that the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract of agreement with, the Company or any of its affiliated companies on or after the Date of Termination shall be payable in accordance with the terms of each such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.
7. FULL SETTLEMENT. Except as provided herein, the Company’s obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or

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action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action to mitigate the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.
8. CONFIDENTIAL INFORMATION; SOLICITATION.
     (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company any and all information of the Company and its subsidiaries that is not generally known by others with whom they compete or do business, or with whom they plan to compete or do business and any and all information not readily available to the public, which, if disclosed by the Company or its subsidiaries could reasonably be of benefit to such person or business in competing with or doing business with the Company (“Confidential Information”). Confidential Information includes, without limitation, such information relating to the (i) development, research, testing, manufacturing, store operational processes, marketing and financial activities, including costs, profits and sales, of the Company and its subsidiaries, (ii) products and all formulas therefor, (iii) costs, sources of supply, financial performance and strategic plans of the Company and its subsidiaries, (iv) identity and special needs of the customers and suppliers of the Company and its subsidiaries and (v) people and organizations with whom the Company and its subsidiaries have business relationships and those relationships. “Confidential Information” also includes comparable information that the Company or any of its subsidiaries have received belonging to others or which was received by the Company or any of its subsidiaries pursuant to an agreement by the Company that it would not be disclosed. “Confidential Information” does not include information which (A) is or becomes available to the public generally (other than as a result of the Executive’s unauthorized disclosure), (B) was within the Executive’s possession prior to the date hereof or prior to its being furnished to the Executive by or on behalf of the Company, provided that the source of such information was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, (C) becomes available to the Executive on a non-confidential basis from a source other than the Company or its subsidiaries, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, (D) was independently developed the Executive without reference to the Confidential Information or (E) is required by law to be disclosed. The Executive shall promptly return to the Company upon the Date of Termination or at any other time the Company may so request, all notes, records, documents, files and memoranda (including in electronic format and all copies of such materials) constituting Confidential Information he may then possess or have under his control; provided, however, that he may retain his personal correspondence, diaries and other items of a personal nature.
     (b) For a period of two (2) years after the Date of Termination, the Executive shall not, without the written consent of the Board, directly or indirectly, (i) hire any person who was employed by the Company or any of its subsidiaries or affiliates (other than persons employed in a clerical or other non-professional position) within the six (6) month period preceding the date of such hiring; or (ii) solicit, entice, persuade or induce (in each case, other than pursuant to non-targeted, general advertisements) any person or entity doing business with the Company and its

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subsidiaries or affiliates, to terminate such relationship or to refrain from extending or renewing the same.
     (c) The Executive agrees that, in addition to any other remedies available to the Company, the Company shall be entitled to injunctive relief in the event of any actual or threatened breach of this Section 8 without the necessity of posting any bond, it being acknowledged and agreed that any breach or threatened breach of this Section 8 hereof will cause irreparable injury to the Company and that money damages alone will not provide an adequate remedy to the Company.
9. DISPUTE RESOLUTION. Except for the Company’s right to seek injunctive relief as set forth in Section 8(c), all disputes arising under, related to, or in connection with this Agreement shall be settled by expedited arbitration conducted before a panel of three (3) arbitrators sitting in Hartford, Connecticut, in accordance with the rules of the American Arbitration Association then in effect. The decision of the arbitrators in that proceeding shall be binding on the Company and the Executive. Judgment may be entered on the award of the arbitrators in any court having jurisdiction. Each party shall bear its own costs and expenses (including legal fees) in connection with any arbitration proceeding instituted hereunder; provided, however, that if the Executive prevails in the arbitration, his costs and expenses shall be promptly reimbursed by the Company. The reimbursement provided for in this Section 9 shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed) to the extent the Company received reasonable written evidence of such fees and expenses, but in any event no later than within thirty (30) calendar days following the date on which such consent or dispute (whether or not appealed) is resolved.
10. ASSIGNMENT; SUCCESSORS. This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession and benefits had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive’s employment for Good Reason.
11. NO VIOLATIONS. As a material inducement to the Company’s willingness to enter into this Agreement, the Executive represents to the Company that neither the execution of this Agreement by the Executive, the employment of the Executive by the Company nor the performance by the Executive of his duties hereunder will constitute a violation by the Executive of any employment, non-competition or other agreement to which the Executive is a party. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement (and those contemplated hereby) and that the performance of its obligations under

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this Agreement will not violate any agreement between it and any other person, firm or organization.
12. MISCELLANEOUS.
     (a) GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Connecticut, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.
     (b) NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:
At his address on file with the Company
With a copy to:
Simpson Thacher Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attn: Brian D. Robbins, Esq.
If to the Company:
The Stanley Works
1000 Stanley Drive
New Britain, CT 06053
Attn: Corporate Secretary
With a copy to:
Jones Day
222 East 41st Street
New York, New York 10017-6702
Attention: Manan D. Shah, Esq.
or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 12. Notices and communications shall be effective when actually received by the addressee.
     (c) SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the

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remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.
     (d) LEGAL FEES. The Company shall pay directly or reimburse the Executive for legal fees and expenses incurred in connection with the negotiation and preparation of the changes to this Agreement and the agreements contemplated herein necessary to comply with Section 409A; provided, however, that such payment or reimbursement obligation shall not exceed $10,000 in the aggregate. Such payment or reimbursement by the Company shall be subject to the Reimbursement Rules.
     (e) WITHHOLDING. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.
     (f) WAIVER. The Executive’s or the Company’s failure to insist upon strict compliance with any provisions of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.
     (g) ENTIRE AGREEMENT. The Executive and the Company acknowledge that this Agreement (together with the Exhibits hereto) constitutes the entire understanding of the parties with respect to the subject matter hereof and supersede any other prior agreement or other under-standing, whether oral or written, express or implied, between them concerning, related to or otherwise in connection with, the subject matter hereof and that, following the date hereof, no such agreement or understanding shall be of any further force or effect.
     (h) SECTION 409A. To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Section 409A. This Agreement shall be construed in a manner to give effect to such intention. The subject matter of this Agreement involves complex and substantial tax considerations. The Executive acknowledges that he has been afforded adequate opportunity to consult and that he has consulted with his own tax adviser with respect to this Agreement. The Company makes no warranties or representations whatsoever to the Executive regarding the tax consequences of any item of compensation subject to this Agreement and which is paid in accordance with the terms of this Agreement.
     (i) SURVIVAL OF TERMS. To the extent necessary to effectuate the terms of this Agreement, terms of this Agreement which must survive the termination of the Executive’s employment or the termination of this Agreement shall so survive.
     (j) COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.
     (k) EACH PARTY THE DRAFTER. This Agreement and the provisions contained in it shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.

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     IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization of its Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written, to become effective as of the Execution Date.

THE STANLEY WORKS
By:
	Name:	Bruce H. Beatt
	Title:	Vice President, General Counsel and Secretary

EXECUTIVE
By:
	Name:	John F. Lundgren

14

EXHIBIT C
TO EMPLOYMENT AGREEMENT
AMENDED AND RESTATED
CHANGE IN CONTROL SEVERANCE AGREEMENT
     THIS AMENDED AND RESTATED AGREEMENT (the “Agreement”), dated December 10, 2008, is made by and between The Stanley Works, a Connecticut corporation (the “Company”), and John F. Lundgren (the “Executive”).
     WHEREAS, the Company is currently a party to a Change in Control Severance Agreement with the Executive dated March 1, 2004 (the “Prior Agreement”);
     WHEREAS, the parties wish to amend and restated the Prior Agreement for purposes of compliance with the requirements of Section 409A;
     WHEREAS, the Board recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareowners; and
     WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:
     1. Defined Terms. The definitions of capitalized terms used in this Agreement are provided in the last Section hereof.
     2. Term of Agreement. The Term of this Agreement commenced on March 1, 2004 and pursuant to an automatic extension continues until December 31, 2010; provided, however, that commencing on January 1, 2009 and each January 1, thereafter, the Term shall continue to automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Company or the Executive shall have given notice not to extend the Term; and further provided, however , that if a Change in Control shall have occurred during the Term, the Term shall expire no earlier than twenty-four (24) months beyond the month in which such Change in Control occurred.
     3. Company’s Covenants Summarized. In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive’s covenants set forth in Section 4 hereof, the Company agrees, under the conditions described herein, to pay the Executive the Severance Payments and the other payments and benefits described herein. Except as provided in Section 10.1 hereof, no Severance Payments shall be payable under this Agreement unless there shall have been (or, under the terms of the second sentence of Section 6.1 hereof, there shall be deemed to have been) a termination of the Executive’s employment with the Company following a Change in Control and during the Term. This

Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.
     4. The Executive’s Covenants. The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control during the Term, the Executive will remain in the employ of the Company until the earliest of (i) a date which is six (6) months from the date of such Potential Change in Control, (ii) the date of a Change in Control, (iii) the date of termination by the Executive of the Executive’s employment for Good Reason or by reason of death, Disability or Retirement, or (iv) the termination by the Company of the Executive’s employment for any reason.
     5. Compensation Other Than Severance Payments.
     5.1 Following a Change in Control and during the Term, during any period that the Executive fails to perform the Executive’s full-time duties with the Company as a result of incapacity due to physical or mental illness, the Company shall pay the Executive’s Annual Base Salary at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period (other than any disability plan), until the Executive’s employment is terminated by the Company for Disability.
     5.2 If the Executive’s employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay, in addition to the payments and benefits due under Section 5(a) of the Employment Agreement and subject to the nonduplication of benefits provisions set forth in Section 12 of this Agreement, the Executive’s Annual Base Salary to the Executive through the Date of Termination at the rate in effect immediately prior to the Date of Termination or, if higher, the rate in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of the Company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason.
     5.3 If the Executive’s employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall, in addition to the payments and benefits due under Section 5(a) of the Employment Agreement and subject to the nonduplication of benefits provisions set forth in Section 12 of this Agreement, pay to the Executive the Executive’s post-termination compensation and benefits as such payments become due. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company’s retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the occurrence of the first event or circumstance constituting Good Reason.

     6. Severance Payments.
     6.1 If the Executive incurs a “separation from service” (within the meaning of Section 409A) following a Change in Control and during the Term, other than (A) by the Company for Cause, (B) by reason of death or Disability, or (C) by the Executive without Good Reason, then the Company shall pay the Executive the amounts, and provide the Executive the benefits, described in this Section 6.1 (“Severance Payments”) and Section 6.2, in addition to any payments and benefits to which the Executive is entitled under Section 5 hereof. For purposes of this Agreement, the Executive shall be deemed to have incurred a separation from service following a Change in Control by the Company without Cause or by the Executive with Good Reason if (i) the Executive’s employment is terminated by the Company without Cause prior to a Change in Control (whether or not a Change in Control occurs) and such termination was at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control, (ii) the Executive terminates his employment for Good Reason prior to a Change in Control (whether or not a Change in Control occurs) and the circumstance or event which constitutes Good Reason occurs at the request or direction of such Person, or (iii) the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason and such termination or the circumstance or event which constitutes Good Reason is otherwise in connection with or in anticipation of a Change in Control (whether or not a Change in Control occurs). For purposes of Sections 5 and 6 of this Agreement (other than the last sentence of Section 6.2(A)), no payment that would otherwise be made and no benefit that would otherwise be provided upon a termination of employment will be made or provided unless and until such termination of employment is also a “separation from service,” as determined in accordance with Section 409A.
     (A) In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive pursuant to the Employment Agreement or otherwise, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to three (3) times the sum of the (i) Executive’s Annual Base Salary or, if higher, the Annual Base Salary in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, and (ii) the average annual bonus earned by the Executive pursuant to Section 3(b) of the Employment Agreement and any other annual bonus or incentive plan maintained by the Company in respect of the three (3) fiscal years ending immediately prior to the fiscal year in which occurs the Date of Termination or, if higher, immediately prior to the fiscal year in which the first event or circumstance constituting Good Reason occurs.
     (B) For the thirty-six (36) month period immediately following the Date of Termination, the Company shall arrange to provide the Executive and his dependents life, disability, accident and health insurance benefits substantially similar to those provided to the Executive and his dependents immediately prior to the Date of Termination or, if more favorable to the Executive, those provided to the Executive and his dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater after tax cost to the Executive than the after tax cost to the Executive immediately prior to such date or occurrence; provided, however, that, unless the Executive consents to a different method, such health insurance benefits shall be provided through a third-party insurer. Benefits otherwise receivable by the Executive pursuant to this Section 6.1(B) shall be reduced to the extent benefits of the same type are received by or made available to the Executive during the thirty-six (36) month period following the Executive’s termination of employment (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive); provided, however, that the Company shall promptly reimburse the Executive for the excess, if any, of the after tax cost of such benefits to the Executive over such cost immediately prior to the Date of Termination or, if more favorable to the Executive, the first occurrence of an event or circumstance constituting Good Reason.
     (C) In addition to the retirement benefits, if any, to which the Executive is entitled under each DB Pension Plan or any successor plan thereto, the Company shall pay the Executive a lump sum amount, in cash, equal to the excess of (i) the actuarial equivalent of the aggregate retirement pension (taking into account any early retirement subsidies associated therewith and determined as a straight life annuity commencing at the date (but in no event earlier than the third anniversary of the Date of Termination) as of which the actuarial equivalent of such annuity is greatest) which the Executive would have accrued under the terms of all DB Pension Plans (without regard to any amendment to any DB Pension Plan made subsequent to a Change in Control and on or prior to the Date of Termination, which amendment adversely affects in any manner the computation of retirement benefits thereunder), determined as if the Executive were fully vested thereunder and had accumulated (after the Date of Termination) thirty-six (36) additional months of age and service credit thereunder and had been credited under each DB Pension Plan during such period with compensation equal to the Executive’s compensation (as defined in such DB Pension Plan) during the twelve (12) months immediately preceding Date of Termination or, if higher, during the twelve (12) months immediately prior to the first occurrence of an event or circumstance constituting Good Reason, over (ii) the actuarial equivalent of the aggregate retirement pension (taking into account any early retirement subsidies associated therewith and determined as a straight life annuity commencing at the date (but in no event earlier than the Date of Termination) as of which the actuarial equivalent of such annuity is greatest) which the Executive had accrued pursuant to the provisions of the DB Pension Plans as of the Date of Termination. For purposes of this Section 6.1(C), “actuarial equivalent” shall be determined using the same assumptions utilized under The Stanley Works Retirement Plan immediately prior to the Date of Termination or, if more favorable to the Executive, immediately prior to the first occurrence of an event or circumstance constituting Good Reason. Notwithstanding the foregoing, the calculation of the lump sum amount payable with respect to the DB Pension Plan that arises pursuant to Section 3(g) (“Pension Make-Whole”) of the Employment Agreement shall be determined based on the projected increase in the Executive’s Historical Average Compensation (as defined in Exhibit D to the Employment Agreement). The payments provided in this Section 6.1(C) are in addition to any payment the Executive would otherwise receive under the applicable DB Plan and are not intended to offset or reduce any payment under such DB Plan or the Pension Make Whole.
     (D) In addition to the benefits to which the Executive is entitled under the DC Pension Plan, the Company shall pay the Executive a lump sum amount, in cash, equal to the sum of (i) the amount that would have been contributed thereto by the Company on the Executive’s behalf during the thirty-six (36) months immediately following the Date of Termination, determined (x) as if the Executive made the maximum permissible contributions thereto during such period, (y) as if the Executive earned compensation during such period at a rate equal to the Executive’s compensation (as defined in the DC Pension Plan) during the twelve (12) months immediately preceding the Date of Termination or, if higher, during the twelve (12) months immediately prior to the first occurrence of an event or circumstance constituting Good Reason, and (z) without regard to any amendment to the DC Pension Plan made subsequent to a Change in Control and on or prior to the Date of Termination, which amendment adversely affects in any manner the computation of benefits thereunder, and (ii) the excess, if any, of (x) the Executive’s account balance under the DC Pension Plan as of the Date of Termination over (y) the portion of such account balance that is nonforfeitable under the terms of the DC Pension Plan. The payments provided in this Section 6.1(D) are in addition to any payment the Executive would otherwise receive under the applicable DC Plan and are not intended to offset or reduce any payment under such DC Plan or the Pension Make Whole.
     (E) If the Executive would have become entitled to benefits under the Company’s post-retirement health care or life insurance plans, as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, had the Executive’s employment terminated at any time during the period of thirty-six (36) months after the Date of Termination, the Company shall provide such post-retirement health care and/or life insurance benefits to the Executive and the Executive’s dependents commencing on the later of (i) the date on which such coverage would have first become available and (ii) the date on which benefits described in subsection (B) of this Section 6.1 terminate.
     (F) The Company shall provide the Executive with third-party outplacement services suitable to the Executive’s position for the period following the Executive’s Date of Termination and ending on December 31 of the second calendar year following such Date of Termination or, if earlier, until the first acceptance by the Executive of an offer of employment, provided, however, that in no case shall the Company be required to pay in excess of $50,000 over such period in providing outplacement services and that all reimbursements hereunder shall be paid to the Executive within thirty (30) calendar days following the date on which the Executive submits the invoice but no later than December 31 of the third calendar year following the year of the Executive’s Date of Termination.
     (G) For the thirty-six (36) month period immediately following the Date of Termination or until the Executive becomes eligible for substantially similar benefits from a new employer, whichever occurs earlier, the Company shall continue to provide the Executive with all perquisites provided by the Company (i) to the Executive pursuant to the Employment Agreement (including, without limitation, automobile, financial planning, annual physical and executive whole life insurance) and (ii) immediately prior to the Date of Termination or, if more favorable to the Executive, immediately prior to the first occurrence of an event or circumstance constituting Good Reason.
     6.2 (A) Whether or not the Executive becomes entitled to the Severance Payments, if any of the payments or benefits received or to be received by the Executive (including any payment or benefits received in connection with a Change in Control or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the “Total Payments”) will be subject to the Excise Tax, the Company shall pay to the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, and after taking into account the phase out, if any, of itemized deductions and personal exemptions attributable to the Gross-Up Payment, shall be equal to the Total Payments. The Company’s obligation to make the Gross-Up Payment under this Section 6 shall not be conditioned upon Executive’s termination of employment.
     (B) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the Change in Control, the Company’s independent auditor (the “Auditor”), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, (ii) all “excess parachute payments” within the meaning of Section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Executive’s estimated actual blended marginal rate of federal, state and local income taxation in the calendar year in which the Date of Termination occurs shall be utilized (or if there is no Date of Termination, then the date on which the Gross-Up Payment is calculated for purposes of this Section 6.2). Such marginal rate shall be determined by taking into account (i) the estimated actual net effect on the marginal rate attributable to the deduction of state and local income taxes, (ii) the phase out, if any, of itemized deductions, (iii) the estimated actual net tax rate attributable to any employment taxes, and (iv) any other tax provision that in the judgment of the Auditor will actually affect Executive’s estimated actual blended marginal tax rate.
     (C) In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay to the Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive), to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Executive’s taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined, but in no event later than December 31st of the year following the year in which the applicable taxes are remitted. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.
     6.3 Subject to Section 6.4, the payments provided in subsections (A), (C) and (D) of Section 6.1 hereof and in Section 6.2 hereof shall be made not later than the fifth (5th) business day following the Date of Termination (or, with respect to the payment to be made pursuant to Section 6.2, if there is no Date of Termination, then the date on which the Gross-Up Payment is calculated for purposes of Section 6.2 hereof but in no event later than December 31st of the year following the year in which the applicable taxes are remitted); provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Company or, in the case of payments under Section 6.2 hereof, in accordance with Section 6.2 hereof, of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest on the unpaid remainder (or on all such payments to the extent the Company fails to make such payments when due) at 120% of the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) calendar day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall be payable by the Executive to the Company on the fifth (5th) business day after demand by the Company (together with interest at 120% of the rate provided in Section 1274(b)(2)(B) of the Code). At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement). Notwithstanding any other provision of this Section 6, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of Executive, all or any portion of any Gross-Up Payment, and Executive hereby consents to such withholding.
     6.4 (A) Notwithstanding any provisions of this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Section 409A and determined pursuant to procedures adopted by the Company) at the time of his separation from service and if any portion of the payments or benefits to be received by the Executive upon separation from service would be considered deferred compensation under Section 409A, amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following the Executive’s separation from service (the “Delayed Payments”) and benefits that would otherwise be provided pursuant to this Agreement (the “Delayed Benefits”) during the six-month period immediately following the Executive’s separation from service (such period, the “Delay Period”) shall instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date of the Executive’s separation from service or (ii) Executive’s death (the applicable date, the “Permissible Payment Date”). The Company shall also reimburse the Executive for the after-tax cost incurred by the Executive in independently obtaining any Delayed Benefits (the “Additional Delayed Payments”).
     (B) With respect to any amount of expenses eligible for reimbursement under Sections 6.1 (B), (E) and (G), such expenses shall be reimbursed by the Company within thirty (30) calendar days following the date on which the Company receives the applicable invoice from the Executive but in no event later than December 31 of the year following the year in which the Executive incurs the related expenses; provided, that with respect to reimbursement relating to the Additional Delayed Payments, such reimbursement shall be made on the Permissible Payment Date. In no event shall the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall the Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.
     (C) For purposes of Section 409A, the Executive’s right to receive any “installment” payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
     6.5 The Company shall deposit the estimated Delayed Payments and estimated Additional Delayed Payments into an irrevocable grantor trust (for purposes of this Section 6, the “Grantor Trust”) not later than the fifth business day following the occurrence of a Potential Change in Control. The Company shall deposit additional amounts into the Grantor Trust on the monthly basis equal to the interest accrued on the Delayed Payments (and any earlier interest payments) at the United States 5-year Treasury Rate plus 2%, and the amount held in the Grantor Trust shall be paid to the Executive (in accordance with the terms of the Grantor Trust) on the Permissible Payment Date.
     6.6 The Company also shall pay to the Executive all legal fees and expenses incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive’s employment or in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement. Such payments shall be made within five (5) business days (but in any event no later than December 31 of the year following the year in which the Executive incurs the expenses) after delivery of the Executive’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require, provided that (i) the amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, (ii) the Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit, and (iii) the Executive shall not be entitled to reimbursement unless he has submitted an invoice for such fees and expenses at least ten (10) business days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The Company shall also pay all legal fees and expenses incurred by the Executive in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit hereunder. Payment pursuant to the preceding sentence will be made within fifteen (15) business days after delivery of the Executive’s written request for payment but in no event later than the end of the calendar year following the calendar year in which the taxes that are the subject of the audit or proceeding are remitted to the taxing authority, or where as a result of the audit or proceeding no taxes are remitted, the end of the calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the matter.

     7. Termination Procedures and Compensation During Dispute.
     7.1 Notice of Termination. After a Change in Control and during the Term, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 11 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Further, a Notice of Termination for Cause (and the subsequent special Board meeting to determine whether Cause exists) shall be in accordance with the provisions set forth in Section 4(b)(ii) of the Employment Agreement.
     7.2 Date of Termination. “Date of Termination,” with respect to any purported termination of the Executive’s employment after a Change in Control and during the Term, shall mean (i) if the Executive incurs a separation from service due to Disability, thirty (30) calendar days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive’s duties during such thirty (30) calendar day period), and (ii) if the Executive incurs a separation from service for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall be the 30th calendar day after Notice of Termination is given (except in the case of a termination for Cause, in which case the Date of Termination will be determined in accordance with Sections 4(b)(ii) and 4(d) of the Employment Agreement) and, in the case of a termination by the Executive, shall not be less than fifteen (15) calendar days nor more than sixty (60) calendar days, respectively, from the date such Notice of Termination is given).
     8. No Mitigation. The Company agrees that, if the Executive’s employment with the Company terminates during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 6 hereof. Further, except as specifically provided in Sections 6.1(B) and 6.1(G) hereof, no payment or benefit provided for in this Agreement shall be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.
     9. Restrictive Covenants.
     9.1 The Executive agrees that restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Subsidiaries, and that the agreed restrictions set forth below will not deprive the Executive of the ability to earn a livelihood:
     (A) In the event that, during the twenty-four (24) months following termination of employment during the Term by the Executive for Good Reason or by the Company other than for Cause, death, or Disability (the “Non-Competition Period”), the Executive shall, without the written consent of the Board, directly or indirectly, as employee, agent, consultant, stockholder, director, manager, co-partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as consultant or advisor to, render services for (alone or in association with any person, firm, corporation or entity), or otherwise assist any person or entity (other than the Company) that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage in any Competitive Business, then the Company’s obligations to make any further payments or provide any further benefits under Section 6.1 shall immediately terminate.
     (B) The Executive agrees that (i) during the Non-Competition Period, the Executive will remain bound by Section 8(b) of the Employment Agreement and (ii) during the Term and thereafter, he will remain bound by Section 8(a) of the Employment Agreement.
     (C) Without limiting the foregoing, it is understood that the Company shall not be obligated to make any of the payments or to provide for any of the benefits specified in Sections 6.1 and 6.2 hereof, and shall be entitled to recoup the pro rata portion of any such payments and of the value of any such benefits previously provided to the Executive in the event of a material breach by the Executive of the provisions of this Section 9 (such pro ration to be determined as a fraction, the numerator of which is the number of days from such breach to the second anniversary of the date on which the Executive terminates employment and the denominator of which is 730), which breach continues without having been cured within fifteen (15) calendar days after written notice to the Executive specifying the breach in reasonable detail.
     10. Successors; Binding Agreement.
     10.1 In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
     10.2 This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.
     11. Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the address on file with the Company and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:
     To the Company: The Stanley Works

1000 Stanley Drive
New Britain, Connecticut 06053
Attention: General Counsel
     12. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement shall supersede any agreement setting forth the terms and conditions of the Executive’s employment with the Company (including, without limitation, the Employment Agreement) only in the event that the Executive’s employment with the Company is terminated during the Term on or following a Change in Control (or deemed to have been so terminated), by the Company other than for Cause, death or Disability or by the Executive for Good Reason. Notwithstanding the foregoing, this Agreement shall not supersede Sections 3(c), 3(d), 3(e), 3(g), 3(h), or 3(i) of the Employment Agreement. To the extent that this Agreement does not supersede the Employment Agreement but provides payments or benefits in excess of those to which the Executive is entitled under the Employment Agreement, the Executive shall be entitled to (i) such excess payments and benefits and (ii) payments and benefits due pursuant to the Employment Agreement. Further, to the extent this Agreement does not supersede the Employment Agreement or any other agreement setting forth the terms and conditions of the Executive’s employment with the Company, it shall not result in any duplication of benefits to the Executive. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut, without regard to its conflicts of law principles. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 6 and 7 hereof) shall survive such expiration. To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Section 409A. This Agreement shall be construed in a manner to give effect to such intention.
     13. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     14. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
     15. Settlement of Disputes. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) calendar days after notification by the Board that the Executive’s claim has been denied. Notwithstanding the above, in the event of any dispute, any decision by the Board hereunder shall be subject to a de novo review by a court of competent jurisdiction.
     Notwithstanding any provision of this Agreement to the contrary, the Executive shall be entitled to seek specific performance of the Executive’s right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.
     16. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:
     (A) “Additional Delayed Payments” shall have the meaning set forth in Section 6.4 hereof.
     (B) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.
     (C) “Annual Base Salary” shall have the meaning set forth in Section 3(a) of the Employment Agreement.
     (D) “Annual Target Bonus Percentage” shall have the meaning set forth in Section 3(b) of the Employment Agreement.
     (E) “Auditor” shall have the meaning set forth in Section 6.2 hereof.
     (F) “Base Amount” shall have the meaning set forth in Section 280G(b)(3) of the Code.
     (G) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.
     (H) “Board” shall mean the Board of Directors of the Company.
     (I) “Cause” for termination by the Company of the Executive’s employment shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 7.1 hereof) that has not been cured within thirty (30) calendar days after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries. For purposes of clauses (i) and (ii) of this definition, (x) no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company and (y) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Board by clear and convincing evidence that Cause exists.
     (J) A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
     (I) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 25% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (III) below; or
     (II) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareowners was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or;
     (III) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, other than (i) a merger or consolidation which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 25% or more of the combined voting power of the Company’s then outstanding securities; or
     (IV) the shareowners of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareowners of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.
     (K) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

     (L) “Company” shall mean The Stanley Works and, except in determining under Section 15(G) hereof whether or not any Change in Control of the Company has occurred, shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.
     (M) “Competitive Business” shall have the meaning set forth in Section 5(c)(ii) of the Employment Agreement.
     (N) “Confidential Information” shall have the meaning set forth in Section 8(a) of the Employment Agreement.
     (O) “DB Pension Plan” shall mean any tax-qualified, supplemental or excess defined benefit pension plan maintained by the Company and any other defined benefit plan, agreement, or pension make-whole arrangement entered into between the Executive and the Company which is designed to provide the Executive with supplemental retirement benefits. For purposes of Section 6.1(C) hereof, if the Executive would have satisfied the condition for participation in a DB Plan (or any successor thereto) within thirty-six (36) months following the Date of Termination (i.e., assuming the Executive accrued additional age and service credit over such period), the Executive shall be deemed to have been a participant in such plan immediately prior to the Date of Termination and shall be entitled to the benefits provided under Section 6.1(C) relating thereto.
     (P) “DC Pension Plan” shall mean any tax-qualified, supplemental or excess defined contribution plan maintained by the Company and any other defined contribution plan or agreement entered into between the Executive and the Company which is designed to provide the executive with supplemental retirement benefits.
     (Q) “Date of Termination” shall have the meaning set forth in Section 7.2 hereof.
     (R) “Delayed Benefits” shall have the meaning set forth in Section 6.4 hereof.
     (S) “Delayed Payments” shall have the meaning set forth in Section 6.4 hereof.
     (T) “Delay Period” shall have the meaning set forth in Section 6.4 hereof.
     (U) “Disability” shall have the meaning set forth in Section 4(a) of the Employment Agreement.
     (V) “Employment Agreement” shall mean the Employment Agreement by and between the Company and the Executive, dated February 3, 2004, and any subsequent amendments thereto.
     (W) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
     (X) “Excise Tax” shall mean any excise tax imposed under section 4999 of the Code.
     (Y) “Executive” shall mean the individual named in the first paragraph of this Agreement.

     (Z) “Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence (without the Executive’s express written consent which specifically references this Agreement) after any Change in Control, or prior to a Change in Control under the circumstances described in clauses (ii) and (iii) of the second sentence of Section 6.1 hereof (treating all references in paragraphs (I) through (VII) below to a “Change in Control” as references to a “Potential Change in Control”), of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraph (I), (V), (VI) or (VII) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:
     (I) the assignment to the Executive of any duties inconsistent with the Executive’s status as a senior executive officer of the Company or a substantial adverse alteration in the nature or status of the Executive’s responsibilities from those in effect immediately prior to the Change in Control including, without limitation, if the Executive was, immediately prior to the Change in Control, an executive officer of a public company, the Executive ceasing to be an executive officer of a public company;
     (II) a reduction by the Company in the Executive’s annual base salary as in effect on the date hereof or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all senior executives of the Company and all senior executives of any Person in control of the Company;
     (III) the relocation of the Executive’s principal place of employment to a location more than thirty-five (35) miles from the Executive’s principal place of employment immediately prior to the Change in Control or the Company’s requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the Executive’s present business travel obligations;
     (IV) the failure by the Company to pay to the Executive any portion of the Executive’s current compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) calendar days of the date such compensation is due;
     (V) the failure by the Company to continue in effect any compensation plan in which the Executive participates immediately prior to the Change in Control which is material to the Executive’s total compensation, including but not limited to the Company’s 2001 Long-Term Incentive Plan and Management Incentive Compensation Plan and Section 3(j) (“Pension Make-Whole”) of the Employment Agreement, or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive’s participation relative to other participants, as existed immediately prior to the Change in Control;
     (VI) the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the

Company’s pension, savings, life insurance, medical, health and accident, or disability plans in which the Executive was participating immediately prior to the Change in Control (except for across the board changes similarly affecting all senior executives of the Company and all senior executives of any Person in control of the Company), the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control;
     (VII) any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 7.1 hereof; for purposes of this Agreement, no such purported termination shall be effective. The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness;
     (VIII) Breach by the Company of the provisions of Section 10.1 hereof; or
     (IX) any event that would constitute “Good Reason” pursuant to the Employment Agreement.
     The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.
     For purposes of any determination regarding the existence of Good Reason in connection with a termination of employment other than as described in the second sentence of Section 6.1 hereof, any claim by the Executive that Good Reason exists shall be presumed to be correct unless the Company establishes to the Board by clear and convincing evidence that Good Reason does not exist.
     (AA) “Gross-Up Payment” shall have the meaning set forth in Section 6.2 hereof.
     (BB) “Grantor Trust” shall have the meaning set forth in Section 6.5 hereof.
     (CC) “Notice of Termination” shall have the meaning set forth in Section 7.1 hereof.
     (DD) “Permissible Payment Date” shall have the meaning set forth in Section 6.4 hereof.
     (EE) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareowners of the Company in substantially the same proportions as their ownership of stock of the Company.

     (FF) “Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
     (I) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;
     (II) the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;
     (III) any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 15% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates); or
     (IV) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.
     (GG) “Prior Agreement” shall have the meaning set forth in the second paragraph of this Agreement.
     (HH) “Retirement” shall be deemed the reason for the termination by the Executive of the Executive’s employment if such employment is terminated in accordance with the Company’s retirement policy, including early retirement, generally applicable to its salaried employees.
     (II) “Section 409A” shall mean section 409A of the Code and any proposed, temporary or final regulation, or any other guidance, promulgated with respect to section 409A by the U.S. Department of Treasury or the Internal Revenue Service.
     (JJ) “Severance Payments” shall have the meaning set forth in Section 6.1 hereof.
     (KK) “Subsidiary” means any corporation or other business organization of which the securities having a majority of the normal voting power in electing the board of directors or similar governing body of such entity are, at the time of determination, owned by the Company directly or indirectly through one or more Subsidiaries.
     (LL) “Target Annual Bonus Percentage” shall have the meaning set forth in Section 3(b) of the Employment Agreement.
     (MM) “Tax Counsel” shall have the meaning set forth in Section 6.2 hereof.
     (NN) “Term” shall mean the period of time described in Section 2 hereof (including any extension, continuation or termination described therein).
     (OO) “Total Payments” shall mean those payments so described in Section 6.2 hereof.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE STANLEY WORKS
By:
	Name:	Bruce H. Beatt
	Title:	Vice President, General Counsel and Secretary

EXECUTIVE
By:
	Name:	John F. Lundgren

EXHIBIT D
TO
EMPLOYMENT AGREEMENT
     1. Pension Make-Whole Benefit
          (a) Pension Make-Whole Benefit Formula. The Pension Make-Whole benefit for the Executive, expressed as a single life annuity, payable monthly, beginning on the first day of the month following his attainment of age 62, will be:
(i)	50% of the Executive’s Average Monthly Cash Salary determined at his Separation from Service, reduced by (ii), (iii) and (iv), as follows:

(ii)	$10,281.00;

(iii)	the monthly benefit, determined pursuant to a single life annuity, calculated in accordance with Appendix A, with respect to Executive’s vested account balance in the Stanley Account Value Plan (“Account Value Plan”) attributable to nonelective allocations, excluding matching allocations, and with respect to his vested account balance under the Supplemental Retirement and Account Value Plan for Salaried Employees of The Stanley Works (the “Supplemental Plan”) attributable to nonelective defined contribution allocations, including matching allocations; and

(iv)	the monthly benefit payable in a single life annuity under The Stanley Works Supplemental Executive Retirement Program (the “SERP”).
The Executive’s “Average Monthly Cash Salary” is $1,037,192, representing his annual cash salary, for 2003, increased at the rate of 5% per year for each year of the Executive’s employment with the Company, and averaged, on a monthly basis, over the 48 full consecutive calendar months immediately preceding the Executive’s Separation from Service.
If the benefit is not paid in a life annuity but, instead, is paid in a different optional form that is made available, the offsets described in (iii) and (iv) above shall not be applied to the life annuity benefit (with respect to which an actuarially adjusted optional form of benefit payment is calculated). Instead, the actuarially adjusted optional form of benefit payment that is calculated under Section 3(c) (with respect to the life annuity benefit determined under Section 1(a)(i), after any reductions required pursuant to Section 1(a)(ii)) shall be reduced, pursuant to Section I of Appendix A, by the actuarial equivalent of the benefits described in (iii) and (iv) above.
     (b) Discount for Benefit Commencement before Age 62. If the Executive’s benefit commencement date precedes the first day of the month following his attainment of age 62, the Executive’s Pension Make-Whole benefit, expressed as a single life annuity, is determined by reducing the amount described in Section 1(a)(i) (without regard to Sections 1(a)(ii), 1(a)(iii) and 1(a)(iv)) by .334% for each month (4% per year) that the Executive’s benefit commencement date precedes the first day of the month following his attainment of age 62 and then offsetting that reduced amount by the amount described in Section 1(a)(iii), applied as of such benefit commencement date pursuant to Appendix A, and the amount described in Section 1(a)(iv), also applied as of the benefit commencement date, and, in addition, offsetting such reduced amount by the amount described in Section 1(a)(ii), applied pursuant to Appendix A, with respect to payments scheduled to be made on or after October 1, 2013. If the Executive’s benefit commencement date precedes the first day of the month following his attainment of age 62 and the Executive’s benefit is not paid in a life annuity but instead is paid in a different optional form that is made available, the offsets described in Sections 1(a)(iii) and 1(a)(iv) shall not be applied to the life annuity benefit (with respect to which an actuarially adjusted optional form of payment is calculated). The actuarially adjusted optional form of payment that is calculated under Section 3(c) with respect to the single life annuity determined under the first sentence in this Section 1(b), subject to offset after October 1, 2013, pursuant to Section 1(a)(ii), will be offset by the actuarial equivalent of the amounts described in Sections 1(a)(iii) and 1(a)(iv), as of the benefit commencement date pursuant to Section I of Appendix A. Examples of these calculations are set forth in Appendix B.
     (c) Separation from Service. For purposes of the Pension Make-Whole benefit, the Executive’s Separation from Service will occur upon his termination of employment with all members of the Company’s controlled group, for a reason other than death. There is a Separation from Service as of a particular date, if the Company and the Executive reasonably anticipated that, as of that date, the Executive would provide no further services to the controlled group as a common law employee or as an independent contractor or that the Executive would provide services for the controlled group as a common law employee or as an independent contractor at an annual rate that is not more than 20% of the services rendered, on average, during the immediately preceding 36 consecutive months of service. While the Executive is on a bona fide leave of absence, the Executive’s employment relationship shall be treated as continuing, provided that the Executive is expected to return to work for the Company or another member of the controlled group and the period of such leave of absence does not exceed six months, or if the period is longer, the Executive has a right to reemployment with the Company or another member of the controlled group either by statute or by contract. If the period of a leave of absence exceeds six months and there is no right to reemployment, a termination of employment shall be deemed to have occurred as of the first date immediately following the first six months of the leave. For purposes of the Pension Make-Whole, “controlled group” means the group of corporations or other entities of which the Company is a member, determined under Section 414(b) and Section 414(c) of the Internal Revenue Code, applied by utilizing “at least 80 percent” each place it appears in Internal Revenue Code Section 1563(a)(1), (2) and (3) and in Treasury Regulation Section 1.414(c)-2. For purposes of this Section 1(c), service as a director of a member of the controlled group shall not be taken into account.
2. Death
     (a) Death Before Benefit Commencement Date. If the Executive dies before the benefit commencement date of the Pension Make-Whole benefit, his beneficiary will be entitled to a death benefit that is the lump sum actuarial equivalent of the Pension Make-Whole benefit payable on his behalf under Section 1 at the time of his death, subject to any discount (.334% for each month that the Executive’s date of death precedes the first day of the month following his 62nd birthday). The actuarial equivalent of this Pension Make-Whole benefit, at the time of the Executive’s death, shall be paid to the beneficiary in a lump sum, unless the Executive had made a written election by December 31, 2008, or pursuant to Section 3(e), to have the Pension Make-Whole benefit paid to the beneficiary in 120 equal monthly installments or as a life annuity in equal monthly payments, in which case the actuarial equivalent of the Pension Make-Whole benefit shall be paid to the beneficiary in such monthly installments or in such a life annuity, as the case may be. The death benefit shall be paid or begin to be paid on the first day of the month following the date of the Executive’s death.

     (b) Death After Benefit Commencement Date.
     (i) If the Executive dies after his benefit commencement date under Section 3, the benefit, if any, payable following his death depends upon the form of benefit payment that is in effect. If the Executive dies after benefit payments have commenced under Section 3 pursuant to a joint and 50% survivor annuity or a joint and 100% survivor annuity, monthly survivor benefit payments will be made under the pertinent annuity to the Executive’s joint annuitant, beginning on the date, following the date of death, on which the next annuity payment would have been made to the Executive if he had survived. If the Executive dies after monthly installment payments over a period of 120 months have commenced pursuant to Section 3 and prior to receiving 120 payments, payments will continue in the same amount to the Executive’s beneficiary for the remainder of the 120-month period. If, upon the death of the Executive after benefit payments have commenced pursuant to a single life annuity, the total annuity payments that were made are less than the actuarial equivalent lump sum payment amount that would have been distributed to the Executive as of the benefit commencement date, a lump sum death benefit, equal to the excess of such lump sum amount over the total annuity payments that were made to the Executive, will be paid to the beneficiary on the first day of the second month following the date of death. Moreover, if, upon the death of both the Executive and his joint annuitant after benefits have commenced pursuant to a joint and 100% survivor annuity, the total annuity payments that were made are less than the actuarial equivalent lump sum payment amount that would have been distributed to the Executive as of the benefit commencement date, a lump sum death benefit, equal to the excess of such lump sum amount over the total annuity payments that were made, will be paid to the beneficiary on the first day of the second month following the date of death of the last to survive of the Executive and his joint annuitant.
     (ii) No payments shall be made following the death of the Executive after his benefit commencement date, except as provided in Section 2(b)(i).
     (c) Death Beneficiary. Any benefit payable upon the Executive’s death that is not paid to the joint annuitant pursuant to Section 3(c)(ii) or (iii) will be paid to the beneficiary designated in writing by the Executive, provided that, if no such designated beneficiary survives the Executive, the benefit shall be paid to his surviving spouse or, if there is no surviving spouse, the benefit shall be paid to the Executive’s estate. Any benefit payable upon the death of the Executive’s joint annuitant, after beginning to receive payments under a joint and 100% survivor annuity, will be paid to the beneficiary designated in writing by the joint annuitant, provided that, if no designated beneficiary survives the joint annuitant, the benefit shall be paid to the joint annuitant’s estate.
     3. Time and Form of Distribution of Pension Make-Whole Benefit
     (a) Time of Distribution. The benefit to which the Executive is entitled shall be payable following Separation from Service and shall be distributed or commence to be distributed on the later of (i) the first day of the seventh month that begins after the date of the Executive’s Separation from Service, or (ii) the date of distribution elected by the Executive pursuant to Section 3(b) or 3(e), provided that no distribution is required to be delayed pursuant to this Section 3(a) beyond the date of the Executive’s death. If payment is to be delayed beyond the date of Separation from Service pursuant to clause (i) of this Section 3(a), any payment that could not be made to the Executive during the six months following his Separation from Service shall be accumulated and paid to the Executive on the first day of the seventh month that begins after the date of the Executive’s Separation from Service. Any such accumulated payment shall be actuarially increased, pursuant to Part IV of Appendix A, to reflect the delay in payment imposed under clause (i) of this Section 3(a). If the Executive dies between the date of Separation from Service and the date of distribution determined under the first sentence in this Section 3(a), payments shall not be made under this Section 3, but instead shall be made under Section 2(a).

     (b) Election as to Time of Distribution. Subject to Sections 3(a), 3(d) and 3(e), the Executive may make a written election by December 31, 2008, to have the Pension Make-Whole benefit to which he becomes entitled paid at the later of (i) the first day of the seventh month that begins after the date of his Separation from Service, or (ii) a specified date that is not later than the first day of the month following his 62nd birthday. If the Executive fails to make an election with respect to the time of distribution of the benefit to which he becomes entitled under Section 1, the benefit commencement date applicable to such benefit for purposes of Section 1 shall be the date of his Separation from Service, subject to the requirement to defer benefit payments until the first day of the seventh month that begins after his Separation from Service.
     (c) Election as to Form of Distribution. Subject to Sections 3(d) and 3(e), the Executive may make a written election by December 31, 2008, to have the Pension Make-Whole benefit to which he becomes entitled distributed in one of the following optional forms:
     (i) a lump sum payment;
     (ii) a joint and 50% survivor annuity with the Executive’s spouse, pursuant to which equal monthly payments are made to the Executive for his life, and, upon his death, monthly payments equal to 50% of the Executive’s monthly payment, are made to the surviving spouse, as the joint annuitant, for her life;
     (iii) a joint and 100% survivor annuity with the Executive’s spouse, pursuant to which equal monthly payments are made to the Executive for his life, and, upon his death, to the surviving spouse, as the joint annuitant, for her life;
     (iv) payment in a series of 120 equal monthly payments, each of which shall be considered a separate payment, and, if the Executive dies after payments have commenced but before 120 payments have been made, the remaining payments are continued to the beneficiary; or
     (v) a life annuity providing equal monthly payments to the Executive for his life.
If the Executive fails to make a written election by December 31, 2008, regarding the optional form of payment of the Pension Make-Whole benefit to which he becomes entitled, the benefit shall be paid in a lump sum unless a subsequent election of a different form of payment is made under Section 3(e). An optional form of payment listed in (i), (ii), (iii) or (iv) above shall be the actuarial equivalent of the single life annuity expressed in Section 1 and the optional form of payment listed in (v) above shall be such single life annuity that is expressed in Section 1. If annuity payments are made under (iii) or (v) above, a lump sum shall be paid following the distribution of all pertinent annuity amounts to the extent required under the last two sentences in Section 2(b)(i). For purposes of this Section 3(c), payments made pursuant to an optional form of payment listed in (ii), (iii), (iv) or (v) above are considered “equal monthly payments” if the payments would be the same if an offset were not applied, pursuant to Section 1(a)(ii), with respect to a monthly benefit payable on or after October 1, 2013.
     (d) Election Made in 2008 as to Time or Form of Distribution. If the Executive makes an election in 2008 to change the time or form of distribution of a Pension Make-Whole benefit to which he becomes entitled, such new election may not defer to a later year the payment of any amount that would otherwise be payable in 2008 and may not require a payment to be made in 2008 that would otherwise be payable in a later year.
     (e) Subsequent Elections as to Time or Form of Distribution. The Executive shall be permitted to make a written election, at any time after December 31, 2008, that changes the time or form of distribution that would otherwise apply, provided that any such election must satisfy all of the following requirements:
     (i) the election must be made at least twelve months prior to the date on which the distribution would otherwise have been made;
     (ii) the election may not become effective until at least twelve months after the date on which the election is made; and
     (iii) except in the case of an election relating to a distribution to be made upon the Executive’s death, the distribution must be deferred for at least 5 years from the date on which the distribution would otherwise have been made.
Anything herein to the contrary notwithstanding, an election by the Executive to change the identity of a beneficiary shall not be treated as a change in the time or form of distribution, provided that the time and form of the distribution are not otherwise changed. An election to change the time of a distribution to the Executive must not defer the payment of a lump sum, the first scheduled payment of an annuity, or the first scheduled payment under the 120 monthly installment option described in (c)(iv) above to a date that is subsequent to the later of the first day of the month following his attainment of age 62, or the first day of the seventh month following the date of his Separation from Service.

APPENDIX A TO EXHIBIT D
I. For purposes of Sections 1(a) and 1(b), the monthly single life annuity expressed with respect to the vested account balance attributable to nonelective allocations, excluding matching allocations, under the Account Value Plan or the vested, defined contribution nonelective allocations, including vested matching allocations, under the Supplemental Plan shall be calculated as an actuarial equivalent single life annuity payable upon the benefit commencement date of the Pension Make-Whole benefit, determined on the basis of the value of such vested allocations as of the first day of the month that contains the date of the Executive’s Separation from Service, or, if the benefit commencement date is determined under Section 3(a)(ii), as of the first day of the month that contains the benefit commencement date, increased by the amount of any prior distribution from said vested, nonelective allocations under the Account Value Plan that has not been recontributed to that plan. This actuarial equivalent monthly single life annuity with respect to such allocations under the Account Value Plan and the Supplemental Plan shall be determined by utilizing the following factors, calculated as of the first day of the month in which Separation from Service occurs or, if the benefit commencement date is determined under Section 3(a)(ii), as of the first day of the month that contains the benefit commencement date:

Interest Rate:	Composite Corporate Bond Rate (CCBR), published by the Internal Revenue Service, minus 200 basis points

Mortality Table:	RP-2000 table (male and female rates) projected 25 years with scale AA
In the case of a benefit that is paid in an optional form of payment other than a single life annuity, the offset from the benefit attributable to Sections 1(a)(iii) and 1(a)(iv) shall be determined by offsetting the actuarially adjusted optional form of payment (calculated with respect to the single life annuity) by the same form of payment. If the benefit is paid in an optional form of annuity, an optional form of annuity attributable to the amount under Section 1(a)(iii) shall be calculated by converting such amount under Section 1(a)(iii), determined by utilizing the date that would apply under the preceding provisions of this Section I, to the same optional form of annuity in which the benefit is paid, pursuant to the interest and mortality factors set forth above in this Section I. In the case of a benefit that is not paid in an annuity, the offset of the benefit attributable to Section 1(a)(iii) shall be determined by offsetting each payment under the actuarially adjusted optional form of payment (calculated with respect to the single life annuity) by the portion of the pertinent amount described in Section 1(a)(iii), valued as of the date set forth in the paragraph above, that corresponds to the portion of the total Pension Make-Whole benefit being distributed pursuant to such payment. The offset from Section 1(a)(iv) with respect to a benefit paid pursuant to an optional form of payment shall be calculated by converting the single life annuity under Section 1(a)(iv) to the same optional form of payment in which the benefit is paid, determined pursuant to the actuarial factors for early commencement under the SERP and the factors for determining an actuarial equivalent optional form of payment under V, VI or VII of this Appendix A, whichever is applicable.
For purposes of this Section I, the value of particular, vested, defined contribution allocations as of the first day of a month, shall be determined on the basis of the last valuation applicable to such allocations under the terms of the pertinent plan on or before such first day of the month.
II. For purposes of Section 1(b), the reduction pursuant to Section 1(a)(ii) with respect to a monthly amount of $10,281.00 shall be applied only in regard to the monthly life annuity payments described in Section 1(a)(i) that are scheduled to be made on or after October 1, 2013.

APPENDIX A TO EXHIBIT D (continued)
III. For purposes of Section 2(a), the monthly single life annuity expressed with respect to the vested, nonelective allocations, other than matching allocations, under the Account Value Plan or with respect to the vested, nonelective defined contribution allocations, including vested matching allocations, under the Supplemental Plan shall be calculated pursuant to I above, except that calculations shall be made on the basis of the pertinent values of assets in the Account Value Plan and the Supplemental Plan, as of the first day of the month that contains the date of death, and on the basis of the interest and mortality factors identified in I, as of such first day of the month that contains the date of death. If the benefit under Section 2(a) is paid in a lump sum or in 120 equal monthly installments, the offset under Section 1(a)(iv) shall be applied as described in I above.
IV. Payments that are delayed pursuant to Section 3(a)(i) shall be adjusted by utilizing the annual interest rate prescribed in Internal Revenue Code Section 417(e) that is in effect for the month of October of the calendar year immediately preceding the calendar year that includes the date of Separation from Service.
V. Factors for determining an actuarial equivalent benefit paid as a joint and 50% survivor annuity with the spouse or in 120 equal monthly installments:

Interest Rate:	the immediate interest rate that would be applied by the PBGC, as of the first day of the month that contains the Executive’s date of Separation from Service or the date of the Executive’s death, as the case may be, in order to determine a lump sum benefit pursuant to the termination of a pension plan with insufficient assets to provide guaranteed benefits

Mortality Table:	PPA 2008 Optional Combined Mortality Tables (male and female rates)
VI. Factors for determining an actuarial equivalent benefit paid as a joint and 100% survivor annuity with the spouse:

Joint and 100% Survivor Annuity	Factors are as set forth in the attached table, which shows no reduction if the spouse is older than the Executive or if the spouse is no more than two years younger than the Executive (in either case, the factor is 1.000). For each year that the spouse is younger than the Executive by more than two years, the Pension Make-Whole benefit, as adjusted as applicable under Section 1(b), will be reduced by 0.7%.

Example 1: If the Executive’s age on the benefit commencement date is 62 and his spouse’s age on the benefit commencement date is 58, the factor to convert the single life annuity to a 100% joint and survivor annuity is .986.

Example 2: If the Executive’s age on the benefit commencement date is 57 and his spouse’s age on the benefit commencement date is 43, the factor to convert the single life annuity to a 100% joint and survivor annuity is .916.

APPENDIX A TO EXHIBIT D (continued)
VII. Factor for determining an actuarial equivalent benefit paid in a lump sum:
The lump sum payment is determined by multiplying the annual benefit, expressed as a single life annuity, by 9.45, except that, if the lump sum is paid prior to October 1, 2013, the lump sum payment is determined by multiplying the annual benefit, expressed as a single life annuity, payable on or after October 1, 2013, by 9.45, and, adding thereto, $10,281.00 for each month between the date of distribution and October 1, 2013.

THE STANLEY WORKS — EXECUTIVE PENSION MAKE-WHOLE Joint & 100% Survivor Factors
Appendix A (continued)

Spouse’s Age	Participant’s Age (nearest birthday)
(nearest
birthday)	54	55	56	57	58	59	60	61	62	63	64	65
65	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000
64	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000
63	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000
62	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	0.993
61	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	0.993	0.986
60	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	0.993	0.986	0.979
59	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	0.993	0.986	0.979	0.972
58	1.000	1.000	1.000	1.000	1.000	1.000	1.000	0.993	0.986	0.979	0.972	0.965
57	1.000	1.000	1.000	1.000	1.000	1.000	0.993	0.986	0.979	0.972	0.965	0.958
56	1.000	1.000	1.000	1.000	1.000	0.993	0.986	0.979	0.972	0.965	0.958	0.951
55	1.000	1.000	1.000	1.000	0.993	0.986	0.979	0.972	0.965	0.958	0.951	0.944
54	1.000	1.000	1.000	0.993	0.986	0.979	0.972	0.965	0.958	0.951	0.944	0.937
53	1.000	1.000	0.993	0.986	0.979	0.972	0.965	0.958	0.951	0.944	0.937	0.930
52	1.000	0.993	0.986	0.979	0.972	0.965	0.958	0.951	0.944	0.937	0.930	0.923
51	0.993	0.986	0.979	0.972	0.965	0.958	0.951	0.944	0.937	0.930	0.923	0.916
50	0.986	0.979	0.972	0.965	0.958	0.951	0.944	0.937	0.930	0.923	0.916	0.909
49	0.979	0.972	0.965	0.958	0.951	0.944	0.937	0.930	0.923	0.916	0.909	0.902
48	0.972	0.965	0.958	0.951	0.944	0.937	0.930	0.923	0.916	0.909	0.902	0.895
47	0.965	0.958	0.951	0.944	0.937	0.930	0.923	0.916	0.909	0.902	0.895	0.888
46	0.958	0.951	0.944	0.937	0.930	0.923	0.916	0.909	0.902	0.895	0.888	0.881
45	0.951	0.944	0.937	0.930	0.923	0.916	0.909	0.902	0.895	0.888	0.881	0.874
44	0.944	0.937	0.930	0.923	0.916	0.909	0.902	0.895	0.888	0.881	0.874	0.867
43	0.937	0.930	0.923	0.916	0.909	0.902	0.895	0.888	0.881	0.874	0.867	0.860
42	0.930	0.923	0.916	0.909	0.902	0.895	0.888	0.881	0.874	0.867	0.860	0.853
41	0.923	0.916	0.909	0.902	0.895	0.888	0.881	0.874	0.867	0.860	0.853	0.846
40	0.916	0.909	0.902	0.895	0.888	0.881	0.874	0.867	0.860	0.853	0.846	0.839
No reduction if spouse is not more than two years younger than participant. Reduction is .7% for each year the spouse is more than two years younger than the participant.

APPENDIX B TO EXHIBIT D
Examples to Illustrate Offsets Described in Section 1(b), Assuming Benefit Commences at Age 60

	Monthly Benefit		Monthly Benefit
Life Annuity	at Age 60		at and after Age 62
Pension Make-Whole target [Section 1(a)(i)]		$58,725		$58,725
Adjustment for Early Commencement	x	.92	x	.92
Adjusted target	=$	54,027	= $	54,027
Less $10,281 [Section 1(a)(ii)]	-$	N/A	-$	10,281
Adjustment for Form of Benefit		N/A		N/A
Less Actuarial Equivalent of Account Balances (Account Value Plan and Supplemental Plan) [Section 1(a)(iii)]	-$	11,184	- $	11,184
Less Benefit Payable from SERP [Section 1(a)(iv)]	-$	39,412	-$	39,412
Net Benefit Payable from Pension Make-Whole	= $	3,431	= $	0

	Monthly Benefit		Monthly Benefit
Joint and 100% Survivor Annuity	at Age 60		at and after Age 62
Pension Make-Whole target [Section 1(a)(i)]		$58,725		$58,725
Adjusted target	= $	54,027	= $	54,027
Less $10,281 [Section 1(a)(ii)]	-$	N/A	-$	10,281
Adjustment for Form of Benefit	x	.972	x	.972
Adjusted benefit	= $	52,514	= $	42,521
Less Actuarial Equivalent of Account Balances (Account Value Plan and Supplemental Plan) [Section 1(a)(iii)]	-$	9,266	-$	9,266
Less Benefit Payable from SERP [Section 1(a)(iv)]	-$	39,913	-$	39,913
Net Benefit Payable from Pension Make-Whole	= $	3,335	= $	0

EXHIBIT E
TO EMPLOYMENT AGREEMENT
MUTUAL RELEASE
          (a) John F. Lundgren (“Releasor”) for and in consideration of benefits provided pursuant to an Amended and Restated Employment Agreement with The Stanley Works entered into effective as of December 10, 2008 (the “Employment Agreement”), does for himself and his heirs, executors, administrators, successors and assigns, hereby now and forever, voluntarily, knowingly and willingly release and discharge The Stanley Works and its parents, subsidiaries and affiliates (collectively, the “Company Group”), together with their respective present and former partners, officers, directors, employees and agents, and each of their predecessors, heirs, executors, administrators, successors and assigns (but as to any partner, officer, director, employee or agent, only in connection with, or in relationship to, his to its capacity as a partner, officer, director, employee or agent of the Company and its subsidiaries or affiliates and not in connection with, or in relationship to, his or its personal capacity unrelated to the Company or its subsidiaries or affiliates) (collectively, the “Company Releasees”) from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever, known or unknown, suspected or unsuspected, which against the Company Releasees, jointly or severally, Releasor or Releasor’s heirs, executors, administrators, successors or assigns ever had or now have by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time Releasor executes this release arising out of or relating in any way to Releasor’s employment or director relationship with the Company, or the termination thereof, including but not limited to, any rights or claims arising under any statute or regulation, including the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, or the Family and Medical Leave Act of 1993, each as amended, or any other federal, state or local law, regulation, ordinance or common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between any Company Releasee and Releasor. Releasor shall not seek or be entitled to any recovery, in any action or proceeding that may be commenced on Releasor’s behalf in any way arising out of or relating to the matters released under this Release. Notwithstanding the foregoing, nothing herein shall release any Company Releasee from any claim or damages based on (i) the Executive’s rights under the Employment Agreement, (ii) any right or claim that arises after the date the Executive executes this release, (iii) the Executive’s eligibility for indemnification in accordance with applicable laws or the certificate of incorporation or by-laws of the Company (or any affiliate or subsidiary) or any applicable insurance policy, with respect to any liability the Executive incurs or incurred as a director, officer or employee of the Company or any affiliate or subsidiary (including as a trustee, director or officer of any employee benefit plan) or (iv) any right the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive as a result of any act or failure to act for which the Executive and the Company or any affiliate or subsidiary are held jointly liable.
          (b) Releasor has been advised to consult with an attorney of Releasor’s choice prior to signing this release, has done so and enters into this release freely and voluntarily.

          (c) Releasor has had in excess of twenty-one (21) calendar days to consider the terms of this release. Once Releasor has signed this release, Releasor has seven (7) additional days to revoke Releasor’s consent and may do so by writing to the Company as provided in Section 12(b) of the Employment Agreement. Releasor’s release shall not be effective, and no payments or benefits shall be due under Section 5(c) of the Employment Agreement, until the eighth day after Releasor shall have executed this release (the “Revocation Date”) and returned it to the Company, assuming that Releasor has not revoked Releasor’s consent to this release prior to the Revocation Date.
          (d) The Company, for and in consideration of the Executive’s covenants under the Employment Agreement, on behalf of itself and the other members of the Company Group and any other Company Releasee, their respective successors and assigns, and any and all other persons claiming through any member of the Company Group or such other Company Releasee, and each of them, does hereby now and forever, voluntarily, knowingly and willingly release and discharge, the Releasor and dependents, administrators, agents, executors, successors, assigns, and heirs, from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever, known or unknown, suspected or unsuspected, which against the Releasor, jointly or severally, the Company and each other member of the Company Group or any other Company Releasee, their respective successors and assigns, and any and all other persons claiming through any member of the Company Group or such other Company Releasee ever had or now have by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time the Company executes this release arising out of or relating to the Executive’s employment or director relationship with the Company or the termination thereof, including, but not limited to, any claim, demand, obligation, liability or cause of action arising under any federal, state or local employment law or ordinance, tort, contract or breach of public policy theory or alleged violation of any other legal obligation. Notwithstanding the foregoing, nothing herein shall release the Releasor and his dependents, administrators, agents, executors, successors, assigns, and heirs, (i) in respect of the Company’s rights under the Employment Agreement, or (ii) from any claims or damages based on any right or claim that arises after the date the Company executes this release.
          (e) The Company’s release shall become effective on the Revocation Date, assuming that Releasor shall have executed this release and returned it to the Company and has not revoked Releasor’s consent to this release prior to the Revocation Date.
          (f) In the event that any one or more of the provisions of this release shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this release shall not in any way be affected or impaired thereby.

          This release shall be governed by the law of the State of Connecticut without reference to its choice of law rules.

THE STANLEY WORKS
By:
Name:
Title:

Signed as of this       day of                     .
EXECUTIVE

John F. Lundgren

Signed as of this       day of                     .